Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Calvert Impact Fund, Inc.:

We consent to the use of our report, incorporated herein by reference, dated November 24, 2010, with respect to the financial statements of the Calvert Global Alternative Energy Fund, a series of The Calvert Impact Fund, Inc., as of September 30, 2010, and to the references to our firm under the heading "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Custodian" in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

July 27, 2011